Exhibit 10.7

EXECUTION COPY

FORIAN INC.
SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (“Agreement”) is made and entered into as of January 26, 2021 by and between Forian Inc. (the “Company”) and Scott Ogur (“Advisor”) (the Company and Advisor collectively referred to as the “Parties”, and the Company, together with each such subsidiary and/or parent including those formed after the Effective Date, collectively referred to as the “Company Group”).

WHEREAS, Advisor served as the Chief Financial Officer and a Director of Helix Technologies, Inc. (“Helix”) pursuant to an Employment Agreement dated March 19, 2019 (“Helix Employment Agreement”);

WHEREAS, Helix entered into an Agreement and Plan of Merger dated as of October 16, 2020 (the “Merger Agreement”) with the Company, pursuant to which Helix will become a wholly owned subsidiary of the Company;

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Advisor will no longer be employed by Helix, but shall be engaged as an independent contractor of the Company pursuant to this Agreement; and

WHEREAS, this Agreement shall be null and void if the Closing does not occur.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Company and Advisor do hereby agree as follows:

1.        ADVISORY SERVICES.

(a)  Commencing on the Effective Date, (as defined below in Section 3(a)), Advisor will serve as a Special Advisor to the Company, reporting to the Chief Executive Officer (“CEO”) or such other executive officer of the Company as designated by the CEO (a “Designee”). Advisor’s role will be to utilize his business and industry expertise to provide advisory and consulting services to the Company Group, as further described on Annex A to this Agreement (the “Services”).  Advisor shall spend such time as is reasonably necessary to perform the Services in a professional and satisfactory manner and shall work with specified employees of the Company to the extent directed by the CEO or Designee on a specific project. Advisor agrees to perform the Services in a timely and professional manner, consistent with the highest industry standards and practices and in compliance with all applicable rules, regulations and laws and applicable Company policies (including, without limitation, the Company’s Code of Conduct). Advisor shall perform the Services remotely but may travel to any other Company location (including Buenos Aires) as reasonably necessary and pre-approved by the Company and to the extent such travel is deemed safe by Advisor as a result of the COVID-19 pandemic. The Parties acknowledge that Advisor is free to pursue activities for himself and others during the Term, provided that such activities do not otherwise violate this Agreement, pose a conflict of interest or otherwise materially interfere with the performance of the Services. The Advisor currently has no outside activities that could reasonably be expected to pose a conflict of interest with the Company.

(b)  Advisor has no authority (and shall not give the appearance that he has the authority) to bind the Company Group (including entering into any contracts or other binding legal commitments on behalf of the Company Group), and he shall not make any agreements or representations, express or implied, on the Company’s behalf without Company’s prior written consent.  The Services will be in the role of an independent contractor of the Company and neither Advisor nor the Company will represent Advisor as an employee, agent, partner, officer or representative of the Company Group for any purpose; provided that Advisor may represent to third parties the fact that he was a co-founder of Helix and is a non-employee director of the Company (so long as he serves in that capacity). Advisor will not have any right or authority to incur any liability or obligation on behalf of or in the name of the Company Group.

2.        ADVISORY PAYMENTS. In full consideration of Advisor’s provision of the Services, the Company will pay Advisor the following:

(a)   Monthly Fee. Advisor will receive a monthly fee in the amount of $22,500 (the “Monthly Fee”), which shall be paid in a lump sum within ten (10) days following the end of each month during the Term (pro-rated for the first or last calendar month of the Term), so long as Advisor has provided the Company with a monthly invoice describing the general nature of the work performed and, upon the Company’s request, detail of the hours and dates he provided the Services. The Company’s payment is also conditioned on Advisor providing the Services in compliance with the criteria set forth in Section 1.   In the event that this Agreement is terminated during the Initial Term (as defined below) by the Company other than for “Cause” (as defined in Section 3(c) below), then the Monthly Fee shall continue to be paid through the earlier of (i) 90 days from the date of termination, or, if longer, through the six month anniversary of the Effective Date and (ii) the end of the Initial Term, subject to the Advisor’s satisfaction of the Release Condition (as defined below in Section 2(f) below) and his continued compliance with his obligations in Sections 4 through Section 7 of this Agreement (the “Covenants”).

(b)   Performance Fee. Commencing in the year ending December 31, 2021 (but pro- rated for service in 2021) and during the Term, Advisor is eligible to receive an annual performance fee (the “Performance Fee”). The target amount of the Performance Fee shall be 20% of Advisor’s annualized Monthly Fee, and will be based upon a combination of factors, including the Company Group’s achievement of its financial and operational objectives and Advisor’s performance of the Services. The assessment of the Company Group’s and Advisor’s performance and the determination of the amount of the Performance Fee will be determined by the Company in its sole discretion. The Company will pay Advisor the Performance Fee no later than March 15 of the year following the year to which the performance relates, so long as Advisor is providing Services on the last day of the applicable calendar year, regardless of whether Advisor is still providing Services on the payment date, subject to the Advisor’s satisfaction of the Release Condition and his continued compliance with the Covenants.

(c)   Equity Grant. On or as soon as practicable following the Effective Date, the Advisor shall be granted a nonqualified stock option to acquire 732,332 shares of common stock of the Company (the “Option”) under the to be adopted Company’s Equity Incentive Plan (the “Equity Plan”). The exercise price of the Option will be the fair market value of the common stock on the date of grant as determined by the Company’s Board of Directors. The Option shall vest and become exercisable as follows: (i) twenty-five percent (25%) shall vest on the one year anniversary of the Effective Date and (ii) seventy-five percent (75%) shall vest in thirty-six (36) equal monthly installments thereafter, as long as Advisor continues to provide Services under this Agreement as of the applicable vesting date or as otherwise specifically set forth herein, subject to accelerated vesting upon a Change of Control (to be defined in the Equity Plan) during the Term. The term of the Option shall be ten years from the date of grant but subject to earlier expiration in the event of the termination of Advisor’s Services pursuant to this Agreement.  In the event the Advisor terminates this Agreement, the Option, to the extent vested at the time of termination, shall remain outstanding until the three (3) month anniversary of the date of termination; provided that if such termination occurs on or after 270 days from the Effective Date, Advisor shall vest on the first vesting date in that portion of the Option that would have vested on the first vesting date (i.e., 183,083 shares) and such vested portion shall remain outstanding through the three month anniversary of such first vesting date subject to Advisor’s satisfaction of the Release Condition and compliance with the Covenants. In the event of the termination of this Agreement as a result of Advisor’s death or Disability (as defined in the Equity Plan), the Option, to the extent vested on the date of termination, shall remain outstanding for one (1) year from the date of termination. In the event of the termination of this Agreement by the Company for Cause, the Option to the extent vested at the time of termination, shall remain outstanding until the three (3) month anniversary of the date of termination.

Notwithstanding the foregoing, in the event of the Company’s termination of this Agreement other than for Cause (for the sake of clarity, excluding death or Disability), that portion of the Option that would have vested during the one year period following the date of termination shall continue to vest and remain outstanding as if Advisor was actively performing the Services during such one year period, subject to the Advisor’s satisfaction of the Release Condition and his continued compliance with the Covenants.  Except as set forth herein, any unvested portion of the Option is forfeited on the date of termination. The grant of the Option described above will be subject to (i) the terms of the Equity Plan, except as modified by this Agreement, and (ii) Advisor’s execution and delivery of a Grant Agreement and other equity-related documents required by the Company.

For purposes of this Agreement, “Cause” shall mean with respect to Advisor one or more of the following: (i) Advisor’s conviction for/of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, dishonesty or fraud; (ii) any act or omission by the Advisor that the Company determines causes or could reasonably be expected to cause, material injury, monetarily or otherwise, to the Company; (iii) Advisor’s failure to materially perform the Services beyond thirty (30) days after a written demand for substantial performance is delivered to the Advisor by the Company (unless due to the Advisor’s illness or disability); (iv) Advisor’s material failure to follow a lawful and reasonable directive of the CEO or Designee, which has not been cured within thirty (30) days after a written demand is delivered to the Advisor by the Company; (v) Advisor’s material failure to observe and comply with any of the Company Group’s rules, policies and/or procedures that apply to independent contractors, including policies prohibiting discrimination, harassment or retaliation or its Code of Conduct; (vi) Advisor’s commission of willful misconduct, fraud, misappropriation, embezzlement or theft; or (vii) Advisor’s breach of the Covenants, which has not been cured within thirty (30) days after a written demand is delivered to the Advisor by the Company, provided the breach is capable of cure.

(d)   Expense Reimbursement.  Advisor is responsible for any expenses incurred by him in connection with the performance of the Services, except (i) as otherwise pre-approved by the Company in writing related to travel or (ii) up to $1000 per month for reasonable business expenses that are unrelated to travel. Advisor shall submit supporting documentation of any such expenses on a monthly basis in accordance with the Company’s expense reimbursement policy in effect from time to time, which approved expenses will be reimbursed by the Company within thirty (30) days of receipt.

(e)   Taxes. The Company shall not have any responsibility, obligation or liability to withhold any taxes or other amounts from the amounts payable to Advisor under this Agreement. Nor is the Company responsible for making any insurance contributions, including for unemployment or disability, or obtaining workers compensation insurance on Advisor’s behalf. As an independent contractor, Advisor will have sole responsibility and obligation and hereby agrees to report his earnings under this Agreement on his tax returns and to pay all taxes owed by him on such amounts as are required by law in all relevant jurisdictions. The Company shall report the compensation hereunder on a Form 1099. Advisor shall indemnify, defend and hold the Company Group harmless from all such taxes or insurance premiums, including penalties and interest, with respect to any payments paid to Advisor or Services performed pursuant to this Agreement.

(f)   Release Condition. The receipt of any Monthly Fee for periods after the termination of this Agreement described in Section 2(a), the payment of any Performance Fee if Advisor is not providing Services on the applicable payment date and/or the additional stock option vesting as described in Section 2(c) above is subject to and conditioned upon Advisor’s signing (and not revoking, if such a right is afforded to Advisor) a customary release of claims in a form reasonably satisfactory to the Company (the “Release Agreement”) within sixty (60) days following the termination of this Agreement.  The Release Agreement will be provided to Advisor within five (5) days following the termination or expiration of this Agreement. For the avoidance of doubt, the Release Agreement will not require a release or waiver of any of Advisor’s rights under this Agreement that are intended to survive termination or under the Merger Agreement.

3.        TERM AND TERMINATION.

(a)  Term; Termination. The Term of this Agreement will commence simultaneously with the Closing (the “Effective Date”) and shall continue until the one (1) year anniversary of the Effective Date (the “Initial Term”) unless earlier terminated by either Party upon thirty (30) days prior written notice to the other Party. This Agreement shall automatically renew for additional one (1) year terms unless either Party terminates at least thirty (30) days prior to expiration of the then current Term upon written notice to the other Party (each, a “Renewal Term”). As used herein, “Term” shall include the Initial Term and any Renewal Term, but the Term shall end upon any termination of this Agreement as provided herein.

(b)  Return of Company Group Materials. Upon termination or expiration of this Agreement for any reason or earlier upon request of the Company, Advisor will promptly return to the Company or destroy (with destruction to be certified by Advisor) all Company Group materials that came into Advisor’s possession (and any copies thereof, in any form or media), custody or control in connection with Advisor’s performance of the Services under this Agreement or in connection with his prior employment with Helix. As used in this Agreement, the term “materials” includes all documents, notes, computer and physical files, records of Inventions, keys and key cards, access codes, manuals, customer lists, phones, computers, tablets, credit cards, tapes, disks and other electronic, optical, magnetic or other computer- readable media, and all other Company Group property in Advisor’s possession or control (whether or not it contains, refers to or was derived from Confidential Information). Advisor agrees that any information, files, email, social media accounts, or other items relating to the Services or to his prior employment with Helix completed away from the physical offices of the Company, whether stored on a computer that is the property of the Company Group or not, or which is stored on other electronic media storage, or otherwise in physical or electronic format, including passwords or access codes to such items, are the property of the Company Group and subject to the provisions of this Agreement.

4.        CONFIDENTIAL INFORMATION.

(a)   Definition. For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and confidential information belonging to the Company Group not generally known to the public, whether accessed prior to or during Advisor’s engagement under this Agreement or during his prior employment with Helix, including information concerning business plans, financial information, operating practices and methods, technical information, methodologies, computer programs, work processes, research and development, expansion plans, strategic plans, marketing plans, contracts, customer/supplier/licensor lists, personal information such as organizational charts, employee and contractor lists, skill sets, and personnel files, information provided to the Company Group by third parties that the Company Group has agreed to keep confidential and other business documents which the Company Group treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium). Confidential Information shall not include information that: (i) is or becomes generally available to the public other than through Advisor’s breach of this Agreement; or (ii) is communicated to Advisor by a third party that had no confidentiality obligations with respect to such information.

(b)  Confidentiality Obligations. During the Term and at all times thereafter, unless authorized in writing by the Company (or, with respect to clauses (ii) and (iii), if in connection with Advisor’s proper performance of the Services during the Term and with the written consent of the CEO or Designee), Advisor will not:

(i)          use for Advisor’s benefit or advantage the Confidential Information;

(ii)         use the Confidential Information for the benefit of any third party;

(iii)        disclose or cause to be disclosed the Confidential Information, or authorize or permit disclosure of the Confidential Information, to any third party; or

(iv)        use the Confidential Information in any way which would be detrimental to the Company Group.

(c)   Defend Trade Secrets Act Notice. The Defend Trade Secrets Act of 2016 provides that:

(i)          An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii)         An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)  Permitted Disclosures. Nothing in this Agreement, including this Section 4 or Section 7 (Non-Disparagement), shall be construed as limiting Advisor’s: (i) right to file a charge or complaint with a federal, state or local governmental agency or commission charged with the enforcement of any law (a “Government Agency”) including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or (ii) ability to communicate truthfully with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without the need to first provide notice to the Company; or (iii) as otherwise may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or a Government Agency.

5.        INVENTIONS AND WORK PRODUCT.

(a)  Disclosure of Inventions. Advisor shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, modifications, improvements, concepts, ideas, formulae, processes, methods, techniques, designs, developments, software, trade secrets, works of authorship (whether patentable, copyrightable or otherwise) made, created, discovered, invented, received, conceived, reduced to practice, acquired or written by Advisor (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, (i) during the Term of this Agreement that relate to any line of business, activities or fields of interest or investigation with respect to which Advisor renders services to the Company Group or in which the Company Group is engaged during the Term; or (ii) that are otherwise made through the use of the Company Group’s time, facilities or properties (the foregoing being hereinafter referred to collectively as the “Inventions”).  To the extent that any such Inventions qualify under applicable law as “works made for hire,” Advisor and the Company hereby agree that such Inventions shall in fact be works made for hire and as such, the Company shall be the sole and exclusive owner of all right, title and interest, including all copyrights and other intellectual property rights, therein. Advisor agrees to waive, and hereby waives, all moral rights which Advisor may have in or to any Inventions and, to the extent that such rights may not be waived, Advisor agrees not to assert such rights against the Company Group or its successors, assigns, and licensees.

(b)  Ownership of Work Product. The Company is and will be the sole and exclusive owner of all right, title and interest in and to any work product developed or created (or in process) by Advisor in connection with the provision of the Services (including information, analyses, policies, developments, documents, powerpoint presentations, spreadsheets, computer models and analyses) (the “Work Product”), including all copyrights and other intellectual property rights therein. The Company’s use of the Work Product shall not be restricted by Advisor in any manner. In furtherance of the foregoing, Advisor shall create all Work Product as “works made for hire”.

(c)  Assignment and Transfer.  To the extent not already owned by the Company Group (such as in the case of a work made for hire), Advisor hereby assigns and transfers to the Company, and to the extent any such assignment and transfer cannot be made at present, agrees to assign, all of Advisor’s right, title and interest in and to each of the Inventions and the Work Product. Advisor further agrees to deliver to the Company any and all drawings, notes, notebooks, research materials, specifications, data and other materials and documents relating to each of the Inventions or the Work Product, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of intellectual property, including patents and copyrights, and all renewals thereof, as may be necessary to obtain, register, formalize, or perfect intellectual property, including patents and copyrights, for any and all of the Inventions or Work Product in any and all countries and to vest title thereto in the Company and its respective successors and assigns, and to otherwise protect the Company Group’s interests therein. Advisor will, during and after the Term, at the request and cost of the Company, promptly sign, execute, make, and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require relating to any judicial, opposition or other proceedings or petitions or applications relating to the Inventions or Work Product. Advisor irrevocably waives any and all claims that Advisor may now or hereafter have in any jurisdiction to so-called “moral rights” with respect to the Inventions and the Work Product, and to the extent such rights may not be waived, Advisor agrees to not assert such rights against the Company Group or its successors, assigns, and licensees. Advisor agrees, at the Company’s request and expense, to assist and cooperate with the Company and execute such documents and take such further acts as requested by the Company to acquire, transfer, maintain, perfect and enforce the Company’s intellectual property rights in the Work Product.

(d)  Power of Attorney. If the Company is unable, after reasonable effort, to secure the signature of Advisor on any application or registration relating to intellectual property, including for patent, copyright, trademark or other analogous registration, or other documents regarding any legal protection or defense relating to an Invention, whether because of Advisor’s physical or mental incapacity or for any other reason whatsoever, Advisor hereby irrevocably designates and appoints Company’s legal counsel as Advisor’s agent and attorney-in-fact, to act for and in Advisor’s behalf and stead to execute and file any such application, registration, or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents, the registration of copyrights and trademarks, and any other legal protection or defense with respect to an Invention with the same legal force and effect as if executed by Advisor.

(e)  Records. Advisor agrees that, in connection with any research, development or other services performed for the Company Group, Advisor will maintain adequate written records of all Inventions, which records shall be the property of the Company Group. Advisor shall hold for the benefit of the Company Group all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials relating to the Inventions that are in the possession or under the control of Advisor.

(f)   License. If during the Term, Advisor incorporates into any Invention or Work Product, any proprietary information or material owned by Advisor or in which Advisor has an interest, Advisor hereby grants, and to the extent any such grant cannot be made at the present, Advisor agrees to grant to the Company, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way, such proprietary information or material, in whole or in part, by any means, now known or later developed, in all languages, solely as part of or in connection with any such Inventions.

(g)  Exclusions.  The obligations of Advisor under this Section 5 shall not apply to any Inventions that Advisor develops without using the Company’s equipment, facilities or trade secrets, except for those Inventions which (i) relate to the business of the Company Group or (ii) are in connection with the Services performed by Advisor.

6.        NON-COMPETITION; NON-SOLICITATION.

(a)  Non-Competition. During the Term and for the period through the latest of (i) eighteen (18) months following the Effective Date, (ii) six (6) months after the termination of this Agreement for any reason, and (iii) the period of time in which Advisor is continuing to vest in the Option (the “Restricted Period”), Advisor shall not, directly or indirectly, anywhere within North America, whether as owner, employee, consultant, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, with or without compensation, engage or participate in any company or business that is engaged in any business in which Advisor knows or reasonably should know that the Company Group is engaged or is then developing, including the research, development, marketing and commercialization of healthcare and wellness business intelligence solutions, including, without limitation, related to the cannabis industry; provided, that nothing herein shall prevent Advisor from acquiring, solely as a passive investment and through market purchases, less than five percent (5%) in the aggregate of the outstanding publicly-traded equity securities of any entity that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, so long as Advisor is not part of any control group of such entity.

(b)  Non-Solicitation.  During the Restricted Period, Advisor shall not, directly or indirectly:

(i)          induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group;

(ii)         interfere with the relationship between the Company Group and any customer, supplier, licensee, licensor or other business relation of the Company Group; or

(iii)        induce or attempt to induce any person who is, or was at any time within the immediately preceding six (6) months, a director, officer, employee, independent contractor or consultant of the Company Group (“Personnel”), to leave the employ of the Company Group, terminate a business relationship with the Company Group, or in any way interfere with the relationship between the Company Group and such Personnel, or hire/engage or facilitate the hiring/engagement of any such Personnel; provided that at any time after the six month anniversary of the Effective Date, the foregoing shall not apply with respect to Zachary Venegas (subject to each of Advisor and Venegas’s continued compliance with the other Covenants); and; provided further, that nothing herein shall prohibit Advisor from hiring any such Personnel in the event that such person shall have responded to a general solicitation for employment/engagement not otherwise aimed or targeted at such Personnel.

7.          NON-DISPARAGEMENT. During and after the Term, Advisor shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company Group, or any of their respective Personnel, nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company Group, or the reputation of the Company Group, in each case, except to the extent subject to and required by law or to enforce the terms of this Agreement. During and after the Term, the Company, in its official capacity, shall not and it shall instruct its officers and directors not to, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Advisor, nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the reputation of the Advisor, in each case, except to the extent subject to and required by law, good faith internal discussions about the Advisor’s performance or to enforce the terms of this Agreement.

8.          REASONABLENESS OF THE RESTRICTIVE COVENANTS. Advisor agrees that the Covenants are necessary and reasonable in terms of time, geography and scope.  If any of the Covenants are subsequently determined to be too expansive in terms of time, geography or scope, or otherwise invalid or unenforceable, in whole or in part, such covenants shall not be void or voidable, but shall be deemed to be modified or restricted to the extent and in a manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Parties specifically empower a court of competent jurisdiction to reform any Covenant that the court deems unnecessarily broad taking into account Company Group’s protectable interests.  Advisor further acknowledges that Advisor can obtain suitable employment otherwise than in violation of the Covenants and that, accordingly, the enforcement of these restrictive covenants will not prevent Advisor from earning a livelihood or otherwise cause Advisor undue hardship.

9.        REMEDIES.

(a)  Equitable Relief; Fees and Expenses. Advisor acknowledges that Advisor’s compliance with the Covenants is necessary to protect the goodwill, customer relations, trade secrets, confidential information and other proprietary and legitimate business interests of the Company Group. Advisor acknowledges that any breach of the Covenants will result in irreparable and continuing damage to the Company Group’s business for which there will be no adequate remedy at law and Advisor agrees that, in the event of any such breach or threatened breach of the Covenants, the Company Group and its successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be available at law or in equity. Accordingly, Advisor expressly agrees that upon any breach, or threatened breach, of the terms of this Agreement, the Company Group shall be entitled as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of Advisor’s obligations under this Agreement, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to the Company Group or the inadequacy of a legal remedy. In addition, in the event a Court orders the Company Group to post a bond in order to obtain such injunctive relief for a claim under this Agreement, Advisor agrees that the Company Group will be required to post only a nominal bond. The rights conferred upon the Company Group in this paragraph shall not be exclusive of any other rights or remedies that the Company Group may have at law, in equity or otherwise. Advisor acknowledges that any claim or cause of action of Advisor against the Company Group shall not constitute a defense to the enforcement by the Company Group of the terms of this Agreement.

(b)  Tolling. In the event that Advisor violates any of the covenants contained in Section 6 and the Company Group obtains a final non-appealable injunction, then the Company shall have the benefit of the full period of the covenants such that the covenants shall be extended beyond the Restricted Period for the period that Advisor was in violation of the covenants, either by order of the Court or otherwise.

10.      RELATIONSHIP OF THE PARTIES.

(a)  Advisor is an independent contractor (and not an employee) of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, broker-dealer or agency relationship between Advisor and the Company for any purpose.

(b)  Other than the grant of equity described in Section 2(c), Advisor is not entitled to participate in or receive benefits under any of the Company’s employee benefit programs including health insurance, life insurance, disability insurance, retirement plans, paid time off, or other fringe benefit programs.

11.      GENERAL PROVISIONS.

(a)   Survival. Those provisions of this Agreement that are intended by their terms to survive the termination or expiration of this Agreement (including Section 4 through Section 9 and, to the extent applicable, Subsections 2(a), (b), (c) and (e)), shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement.

(b)   Notices. All notices, authorizations, and requests in connection with this Agreement must be in writing and will be deemed given: (i) on the day they are hand delivered directly to the individual designated by the receiving party as set forth below; (ii) on the day receipt is confirmed by a nationally-recognized express courier (postage prepaid, signature required) or the United States Post Office (postage prepaid, certified mail receipt requested); or (iii) on the day of transmittal if sent by .pdf electronic format via electronic mail provided that the recipient confirms such receipt within one business day thereafter (and receiving party shall use its commercially reasonable efforts to confirm such receipt). In each case, any notice must be addressed to the receiving party as follows (or, in either such case, to such other address as specified upon proper notice):

Notices to Advisor: Scott Ogur
[***]
[***]
[***]

Notices to the Company Group:
Forian Inc.
Attention: Executive Chairman
41 University Drive, Suite 400
Newton, PA 18940

(c)  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(d)   Complete Agreement. This Agreement, together with the Annex hereto and the equity documents, herein embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation as of the Closing, the Helix Employment Agreement (including without limitation, Section 5 thereof, but excluding the change of control payment which shall remain due and payable under Section 3(c) thereof in connection with Closing); provided that notwithstanding the foregoing, the Parties agree that Advisor is eligible for COBRA coverage in connection with his prior employment with Helix.

(e)   Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. When used in this Agreement, the words “include” and “including” and their syntactical variants shall be deemed to be followed by the words “without limitation.”

(f)   Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g)   Successors and Assigns.  This Agreement, including the terms in Section 4 through Section 7, shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the respective Parties hereto, but in no event may Advisor assign or delegate Advisor’s rights, duties or obligations under this Agreement (and any attempt to do so is null and void). Advisor further hereby consents and agrees that the Company may assign this Agreement (including Section 4 through Section 7) and any of the rights or obligations hereunder to any member of the Company Group or to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business.

(h)   Governing Law and Venue. This Agreement shall be construed and enforced under the substantive laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws principles. The parties agree that in any action under this Agreement, including, but not limited to, any action to challenge or to enforce any provision in this Agreement, the federal and/or state courts in the Commonwealth of Pennsylvania shall be designated as the exclusive venue. Advisor expressly agrees that such courts shall be the sole proper venue and forum for the hearing of any such case, agrees that such courts shall have personal jurisdiction over Advisor, and consents to the exercise of such personal jurisdiction over Advisor. Advisor further expressly and irrevocably waives any objection to the personal jurisdiction or venue of such courts.

(i)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Advisor, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Agreement for any reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(j)   Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(k)   Prevailing Party. The prevailing party in a dispute (the party receiving substantially the relief sought) shall be entitled to recover from the other party all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.

(l)    Section 409A. The Parties acknowledge that this Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and shall be administered consistent with such intent so as to avoid the imposition of penalties under Section 409A. In no event shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on Advisor under Section 409A or damages for failing to comply with Section 409A. Any installment payments due hereunder shall be treated as separate payments for purposes of Section 409A of the Code. If any payment due to Advisor hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax and does not materially impact the economic cost to the Company or economic value to Advisor.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Special Advisor Agreement on the date and year first written above.

FORIAN INC.

/s/ Dan Barton
Dan Barton, Chief Executive Officer

SPECIAL ADVISOR

/s/ Scott Ogur
Scott Ogur

ANNEX A

DESCRIPTION OF SERVICES – SCOTT OGUR

•	Assist with the preparation of the year end audited financial statements for the year ended December 31, 2020 as soon as possible for inclusion in Company’s SEC filings.

•	Advise on and assist with the integration of the companies following the merger with a focus on financial systems, forecasting, reporting, processes and personnel

•	Advise and assist on the integration of the end to end sales process integration including the integration with financial and contracting processes

•	Assist in transitioning key personnel to Forian management

•	Assist in transitioning key vendor relationships to Forian management

•	Assist the CFO in the preparation of regulatory filings, as well as in the preparation for earnings and investor calls.

•	Assist with due diligence on potential M&A transactions.

•	Assist with financial planning related to new and developing product lines.

•	Such other duties as mutually agreed to by Advisor and the CEO or Designee